EXHIBIT 99.1

May 9, 2024

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President

Navigating the Future

We at the Federal Home Loan Bank of New York were ‘over the moon’ with the turnout for our 2024 Member Symposium, Beyond Tomorrow: Stellar Strategies to Navigate the Future. The Symposium drew more than 150 leaders from across our membership to Midtown Manhattan on April 11, all gathered to hear from an array of speakers on a number of vital matters. I would like to thank all of our attendees, each of whom contributed to the event’s success. Our first keynote speaker, Federal Reserve Bank of New York President John C. Williams, opened his remarks on the economic outlook and monetary policy by stating that “the Federal Home Loan Bank of New York and the New York Fed share a commitment to supporting economic strength in communities and households in our region.” Indeed, while the Federal Home Loan Banks and the Federal Reserve Banks each have distinct missions and purposes, these missions align to ensure the flow of liquidity throughout the country and financial stability in the market. The Federal Reserve Bank of New York is vital to our region’s financial health and an important partner for the FHLBNY. We were truly honored that President Williams took the time to share his insights with our audience.

The literal high point of the event was the closing keynote presentation, A View from Space: Life, Work and Inspiration from Beyond Earth, by Dr. Mike Massimino, the former NASA astronaut and New York Times bestselling author. Dr. Massimino covered his journey to becoming an astronaut and his travels through space, and the lessons learned along the way, many of which we can apply to our own institutions here on solid ground.

The Symposium also benefited from a terrific presentation on balance sheet strategies from Scott Hildenbrand, Chief Balance Sheet Strategist and Head of Piper Sandler Financial Strategies, Piper Sandler & Co., as well as an eye-opening session on Artificial Intelligence from Sunil Kapur and Siddharth Damle, Managing Director and Senior Manager, respectively, at Deloitte.

I would also like to recognize Charles E. Kilbourne, Managing Director, Financial Services Volunteer Corps, Gwen O’Shea, president and CEO of Community Development Long Island, and Rachel Fee, Executive Director of the New York Housing Conference, for their housing panel discussion, Affordability, Challenges and Opportunities. Director Kilbourne and Ms. O’Shea serve as the respective chairs of our Board’s Housing Committee and the Bank’s Affordable Housing Advisory Council, and their conversation with Ms. Fee -- moderated by our Chief Business Officer, Adam Goldstein, who served as emcee of the Symposium -- provided significant insight into our housing programs, products and mission, as well as the housing challenges and opportunities facing our region.

FHLBNY Opens Record Affordable Housing Program Round

One of the key points raised during the Symposium’s housing panel was the value of member engagement with and involvement in affordable housing initiatives. Each year, our annual Affordable Housing Program (“AHP”) offering benefits from the significant support we receive from our membership, who shepherd these grant dollars out into the communities they serve, expanding our ability to impact housing creation and preservation across our region and beyond. Our members’ support for these initiatives often goes beyond the AHP grant; in fact, our AHP application scoring criteria now awards points for member financial participation in a project.

On April 22, we launched the 2024 AHP Round with a record $70.8 million in grants available. This follows on the January launch of our 2024 Homebuyer Dream Program Round – itself a record with $28.9 million in available grants to be used towards down payment and closing cost assistance for first-time homebuyers earning at or below 80 percent of the area median income. These programs are funded every year from the allotment of 10 percent of the previous year’s earnings; our record performance in 2023 has created this record amount of grant funding in 2024. But we go beyond the 10 percent that is required of us by statute, funding a variety of programs and efforts focused on housing and community development throughout the year. Already this year, we have opened the inaugural round of Homebuyer Dream Program Plus – a new program to further our efforts to increase access to homeownership in our District, for which we have made $10.3 million in grant funding available. We also launched the second-ever round of our 0% Development Advance ("ZDA") Program, which provides members with subsidized funding in the form of interest rate credits to assist in originating loans or purchasing loans/investments that meet the eligibility criteria under our Business Development Advance, Climate Development Advance, Infrastructure Development Advance and/or Tribal Development Advance products. We made a total of $10 million in these interest rate credits available for the ZDA Program this year, with a per member cap of $250,000 in place to ensure equitable access across our cooperative.

We are not alone in our focus on supporting the communities we serve. On May 7, the Council of Federal Home Loan Banks announced that the Federal Home Loan Banks expect to collectively contribute approximately $1 billion toward affordable housing and community development initiatives in 2024, firmly establishing the Federal Home Loan Bank System as one of the largest sources of private funding for affordable housing in the country.

As we move through the rest of 2024, we will continue to identify opportunities to join with our members and community partners to fund efforts that support housing and community development throughout our region.

FHLBNY Announces 1Q24 Operating Highlights

The better we execute on our foundational liquidity mission and deliver results for our members, the more impact we are able to make through our grant programs. We are already off to a strong start in 2024, as indicated by our first quarter Operating Highlights, which we announced on April 25. For the three months ended March 31, 2024, your cooperative generated net income of $220.5 million, closing the quarter with $108.3 billion in advances out to members. Our ability to serve as a stable source of funding for our members also supports our efforts to make a direct impact in the communities we serve, as we allocated $24.5 million from this quarter’s earnings for our Affordable Housing Program.

Financial Stability Built on Strong Relationships

Following his remarks at our Member Symposium, President Williams and I sat down for a fireside chat. In our conversation, we discussed the relationship between the Federal Reserve Banks and the FHLBanks as a complementary one – one that helps ensure both the flow of liquidity to our members, and helps bring calm to volatile markets. At the FHLBNY, we are proud of the strong relationships we have built, and continue to build, with the key stakeholders in our financial ecosystem, from the Federal Reserve Bank of New York to our members’ primary regulators. We believe that close coordination with these stakeholders enables us to better execute on our foundational liquidity mission.

This coordination was on clear display in the Government Accountability Office report, Federal Home Loan Banks: Actions Related to the Spring 2023 Bank Failures, which the GAO released on April 8. This fact-based study of the March 2023 bank runs provides a detailed account of the engagement both the FHLBNY and the Federal Home Loan Bank of San Francisco had with the Federal Reserve, the FDIC, state banking regulators and our own regulator, the Federal Housing Finance Agency, during those weeks that roiled the financial markets. On April 8, the Council of Federal Home Loan Banks summarized the GAO report in a press release, noting the following key takeaways from the findings:

•	Federal financial regulators did not identify FHLBank advances as a factor of concern in any of the three banks’ safety and soundness.

•	The FHLBNY, the Federal Home Loan Bank of San Francisco, the FDIC, and the Federal Reserve communicated regularly during the period of unprecedented market stress to share supervisory or other information prior to and during the bank failures.

•	Starting on March 9, 2023, the FHLBanks and the Federal Reserve Banks of New York and San Francisco made several efforts, in accordance with their policies and procedures, to help the failing banks pledge collateral to obtain liquidity from the Federal Reserve Banks. The lines of communication were wide open during this period.

The GAO report also stated that: “According to FDIC officials, repayment of FHLBank advances for a failed bank does not impose a direct cost to the Deposit Insurance Fund.”

As Ryan Donovan, president and CEO of the Council, stated in that release, “we appreciate the findings in the GAO’s report, and we believe they validate what we have been saying for a year: that the FHLBanks acted as a critical shock absorber for the financial system during a period of unprecedented turbulence in the spring of 2023.” The GAO report reflects the high level of engagement and coordination with other key stakeholders, all of which helps bring calm to stressed periods.

The Member Viewpoint

As our members know, in these stressed periods, we also remain in close contact with our membership – as we and all of the Federal Home Loan Banks were in March 2023. Dave Hanrahan, president and CEO of Century Savings Bank, touched on this in an engaging and informative opinion piece that ran in American Banker on May 7. Mr. Hanrahan’s piece provides key insights into how members view and value their relationship with the Home Loan Bank, how local lenders utilize their Home Loan Bank membership to support their operations and lending activity, and how the Federal Home Loan Banks’ diverse membership strengthens our ability to serve all of our members. Too often, the public discourse around the Federal Home Loan Bank System has been missing this firsthand member viewpoint, and we are grateful to Mr. Hanrahan for taking the time to share it.

FHLBNY Issues 2023 Report to Members

Last month, as a lead-in to our Member Symposium, we issued A Foundational Mission & Stabilizing Role, our 2023 Report to Members. Given the continued distortion of the Federal Home Loan Bank System’s foundational mission, we believed it was beneficial to include in this Report commentary on the founding of the System from those who were actually there. So, we incorporated statements from our very first Annual Report, dated January 25, 1934, from George MacDonald, our cooperative’s first Board Chair, and George L. Bliss, who served first as Executive Vice President before being named president of our cooperative in our second year.

In his comments, Chairman MacDonald stated:

“The Federal Home Loan Bank System has passed through its trial period and is now in successful operation as a central banking organization for the home-financing institutions.”

Mr. Bliss further explained:

“When on July 22, 1932, the Federal Home Loan Bank Act became law and, shortly after, the first appointments were made to the Federal Home Loan Bank Board, an objective was reached toward which leaders in the field of home-finance had been striving for a dozen years. Building and loan workers, real estate groups and economists had recognized the need for a central banking system that would provide a means whereby mortgages held by institutions could be used as a base for credit.”

In the 90 years since that first Annual Report was published, much has changed for both the Federal Home Loan Banks and the U.S. financial system. Our membership has expanded, we have grown our suite of products, and we have been provided with an explicit mandate to support affordable housing efforts. But one thing has remained the same throughout our nine decades: our foundational liquidity mission. Liquidity was just as important to financial institutions in 1932 as it is in 2024, and as Mr. MacDonald and Mr. Bliss made clear in the first-ever version of this Annual Report, since our founding, the FHLBanks have been tasked with providing reliable, low-cost, on-demand liquidity to our members. That has always been our mission, from which we have never strayed.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.